Calculation of Filing Fee Tables

424(h)

(Form Type)

Synchrony Card Funding, LLC
(Exact Name of Registrant as Specified in its Charter)

Central Index Key Number of Registrant:  0001724786

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Asset-Backed Securities	Asset-Backed Notes	415(a)(6)	$2,400,000,000	(3)	100%	$2,400,000,000	(3)			SF-3	333-224689	June 26, 2018	$304,080	(3)
	Total Offering Amounts						$2,400,000,000	(3)		$0.00
	Total Fees Previously Paid									$0.00
	Total Fee Offsets									$0.00
	Net Fee Due									$0.00

(1)	The prospectus to which this Exhibit is attached is a preliminary prospectus for the related offering. This table relates to the payment of registration fees in connection with the Registration Statement of which this prospectus is attached (No. 333-257355).
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	A registration fee of $304,080.00 was previously paid in connection with the registrant’s registration statement number 333-224689 (the “Prior Registration Statement”), corresponding to $2,400,000,000.00 of Asset-Backed Securities.